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                                                                  Exhibit 5.2




                                              March 17, 1999







Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903



         Re:      Nortek, Inc.
                  $210,000,000 8 7/8% Senior Notes due 2008
                  -----------------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the exchange offer (the "Exchange Offer") by Nortek, Inc. (the "Company") to exchange its $210,000,000 8-7/8% Series B Notes due 2008 (the "Exchange Notes") for its outstanding $210,000,000 8-7/8% Series A Notes due 2008 (the "Original Notes"). The Original Notes were issued, and the Exchange Notes are to be issued, pursuant to the provisions of an indenture dated as of July 31, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Trustee").

     In rendering our opinion, we have examined an executed copy of the Indenture. We have not examined any other documents. We have also reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. In addition, we have, with your permission, relied upon the opinion of Ropes & Gray dated the date hereof.

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     Based on the foregoing, we are of the opinion that (i) the Indenture is a legal, valid and binding agreement of the Company, and (ii) the Exchange Notes, when executed and delivered by the Company and duly authenticated by the Trustee, will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except that
(a) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     In connection with the offering of the Original Notes and certain other securities offerings by the Company, we represented the initial purchasers of those securities.

     The opinion expressed above is limited to the laws of the State of New York. We understand that this opinion is to be used in connection with the Company's registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating the Exchange Offer. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name, solely for purposes of identifying us in the capacity contemplated by this letter, in each related prospectus under the caption "Legal Matters" or under a similar caption.

                                               Very truly yours,


                                               Paul, Hastings, Janofsky &
                                                       Walker LLP